Exhibit 99.1

[Healthways Logo]

Contact:	Mary A. Chaput
Executive Vice President and
Chief Financial Officer
(615) 665-1122

HEALTHWAYS SECOND-QUARTER EARNINGS INCREASE 50% TO
$0.30 PER DILUTED SHARE ON 60% REVENUE GROWTH

Core Commercial Business Earnings Increase 64% to $0.46 per Diluted Share

Increased Contracting Momentum Expands Current Backlog to a Record $63 Million

NASHVILLE, Tenn. (April 4, 2007) – Ben R. Leedle, Jr., president and chief executive officer of Healthways, Inc. (NASDAQ: HWAY), today announced financial results for the second quarter and for the six months ended February 28, 2007. Revenues increased 60% to $160,281,000 for the second quarter from $100,021,000 for the second quarter of fiscal 2006. Net income for the second quarter of fiscal 2007 was $11,024,000, up 50% from $7,333,000 for the second quarter of fiscal 2006, while earnings per diluted share increased 50% to $0.30 from $0.20.

Earnings per diluted share for the Company’s core commercial business increased 64% for the second quarter of fiscal 2007 to $0.46 from $0.28 for the second quarter of fiscal 2006, compared with the Company’s core commercial guidance for the quarter in a range of $0.41 to $0.42. The Company incurred net costs of $0.14 per diluted share related to participation in two Medicare Health Support (MHS) pilots compared with guidance of net costs of $0.10 per diluted share. Costs related to international initiatives were $0.02 per diluted share for the latest quarter, as anticipated.

COMPARISON OF COMPONENTS OF NET INCOME PER DILUTED SHARE
See pages 10 and 11 for a reconciliation of GAAP and non-GAAP results

	Three Months Ended			Six Months Ended
	February 28,			February 28,
			%			%
	2007	2006	Chg.	2007	2006	Chg.

Core commercial	$0.46	$0.28	64%	$0.89	$0.54	65%
MHS	(0.14)	(0.07)		(0.23)	(0.13)
International	(0.02)	(0.02)		(0.04)	(0.03)

EPS, GAAP basis	$0.30	$0.20 (1)	50%	$0.62	$0.38	63%

(1)	Figures may not add due to rounding.

Leedle remarked, “For the second quarter, Healthways again produced strong profitable growth, powered by better-than-anticipated results in our core commercial business. We are very encouraged by the market’s outstanding response to our enhanced, unique and comprehensive capabilities and by the pace of our integration of Axia, which we acquired in December 2006. This combination more

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than doubled the available lives we can potentially address just within our existing core commercial customer base. In addition, the broadened scope of our services contributed directly to the unprecedented increase in our backlog, by approximately $55 million currently from approximately $8 million at the end of the second quarter, as we experienced a surge in contract signings that included both new and expanded contracts with some of the country’s largest health plans.

The growth in our core commercial business also reflects continued expansion of our business with existing health plan customers, especially through contracts with self-insured employers on behalf of those health plans. We had contracts with 828 self-insured employers at the end of the second quarter both on behalf of our health plan customers and on a direct basis, up 62% from 511 at the same time in fiscal 2006. This growth reflects strong employer demand for services across our continuum, while further validating our strategic relationships with our health plan customers that enable us to serve these aggregated self-insured employers both effectively and efficiently.

“In addition to our core commercial business, we remain fully engaged with our MHS and International initiatives, each of which has the potential to take Healthways into major new markets. We are working diligently with CMS to resolve the issues discussed in our first-quarter release related to the relative performances of the intervention and control groups under the MHS pilots, and we believe that we will be able to announce a resolution by the middle of the calendar year. Further, as previously discussed, we continue to expect that we will sign our first International contract during the current fiscal year.”

In Healthways’ first-quarter earnings release, dated January 4, 2007, the Company discussed highlights since the beginning of fiscal 2007, which included the signing of 46 new, expanded or extended health plan or direct-to employer contracts. Highlights of the Company’s activities since January 4, 2007, include the following.

•	Healthways Signs 27 New, Expanded or Extended Health Plan or Direct-to-Employer Contracts, Increasing Total for Fiscal 2007 To-Date to 73

o

Healthways and Community Health Group of San Diego announced a three-year agreement to provide high risk management Care SupportSM services within the plan’s Medicaid population, the Company’s eighth contract serving Medicaid-risk participants.

o

Healthways expanded and extended its existing Health SupportSM programs with Humana, one of the country’s largest health benefits companies, to Medicare Advantage, Medicare supplemental and Medicare Prescription Drug program members in all 50 states, the District of Columbia and Puerto Rico. The new agreement expands Healthways’ SilverSneakers® Fitness Program to 13 additional states, increases the reach of other Health Support options, and extends the contract, originally signed in 2004, through 2010.

o

Expanding a six-year strategic relationship, the Company and Blue Cross Blue Shield of Massachusetts agreed to add coronary artery disease and chronic obstructive pulmonary disease Care Support programs to the diabetes, congestive heart failure, chronic kidney disease, end stage renal disease, depression and impact conditions Care Support programs already provided.

	o	Healthways entered a new five-year agreement with WellPoint, Inc., the country’s largest health benefits provider, to bring Healthways’ full suite of Health Support programs to WellPoint’s 34

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million members nationwide. Already available to WellPoint’s national customers, the programs will be available in 14 local markets in June.

o

The Company signed a new three-year contract with Blue Cross Blue Shield of Delaware to provide the plan’s nearly 300,000 fully and self-insured members its full suite of Health and Care SupportSM services.

o

Healthways entered into 14 additional contracts for various Health Support and Care Support programs, including four Complementary and Alternative Medicine (CAM) network contracts, three QuitNet smoking cessation program contracts, three Harris HealthTrend contracts, and one ePhit contract.

o

Adding to the 29 direct-to-employer myhealthIQsm contracts discussed in the first-quarter release, Healthways has since signed eight more of these consumer-directed Health Support contracts for a total of 37 for the fiscal year to-date.

•

Ongoing MHS Performance Analysis and Discussions with CMS Encouraging – The recently received sixth quarterly CMS report for the MHS pilots continued to cumulatively reflect minimal separation between the intervention and control groups as measured under the terms of our current Cooperative Agreement with CMS, which resulted in a net reversal of revenues of approximately $1.9 million.

Over the past 90 days, the Company has been actively engaged with CMS in mutual and intensive analysis of intervention and control group data in order to better understand the factors associated with CMS reported performance and to identify mutually acceptable modifications to the pilots that would enhance the likelihood of overall success and progression to Phase II. CMS has indicated that their requirements for modification include consistency with the requirements of the legislation and the ability to effectively evaluate performance between and among the various pilot programs.

Based on those efforts, the Company and CMS have gained significantly better understanding of the populations and the subgroups and factors that appear to be influencing reported outcomes to date. As a result the Company believes that:

o

the data for the intervention and control groups are accurate and that the less-than-anticipated overall separation is a function of several different factors of the pilots that are not integral to the ultimate goals of the pilots;

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o

the data reveal clear positive separation for population subsets consistent with the results that were expected based on our previous dose-response and time-in-program analyses and our historical experience; and

	o	CMS continues to be committed to the MHS effort and to finding appropriate modifications that are consistent with the overall goals of the pilot effort.

Leedle added, “Based on the promptness with which CMS engaged in data analysis to understand group performance, we expect that CMS will complete its evaluation of the suggested pilot modifications by the time the Company reports third-quarter results, thereby clarifying our ability to meet our full-year guidance for the MHS pilots. Until this evaluation is completed and a decision is reached, we are not changing our original MHS revenue and earnings per diluted share guidance for fiscal 2007.”

•

Initial Debt Reduction Incrementally Improves Balance Sheet - During the second quarter, the Company reduced its outstanding debt incurred in connection with the Axia transaction by approximately $20 million, completing the quarter with net debt (total long-term debt minus cash and cash equivalents) to total capitalization of 43%.

Healthways Introduces New Metrics for Its Integrated Health and Care Support Business

With the growth of Healthways’ Health Support business and the increasing convergence of Health and Care Support towards a completely integrated WholeHealth solution, the Company is introducing new metrics to replace the “actual lives under management” metric traditionally used to measure Healthways’ Care Support business. The first new metric is “billed lives”, which is the total number of lives for which Healthways receives fees under its contracts. At the end of the second quarter, billed lives for all of the Company’s Health and Care support programs was 26.4 million, which, primarily due to the Axia acquisition, rose from 2.5 million at the end of the first quarter.

The second new metric is “available lives”, which measures the entire population of the Company’s health plan and employer commercial customers. This number presents one aspect of the growth opportunity within the existing customer base. At the end of the first quarter, Healthways had approximately 77 million available lives and 3% penetration. At the end of the second quarter, available lives totaled approximately 185 million, and billed lives represented penetration of 14% of available lives.

COMPARISON OF AVAILABLE LIVES AND BILLED LIVES
(In thousands)

	February 28,

	2007	2006

Available lives	184,800	49,400
Billed lives	26,400	2,027

Financial Guidance

          Healthways today revised its financial guidance for fiscal 2007 revenues and established its financial guidance for the third quarter of the fiscal year. The Company’s guidance for total revenues for fiscal 2007 has been reduced to reflect the later-than-anticipated start dates of significant health plan contracts now in backlog. As a

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result, the Company’s guidance for revenues for fiscal 2007 is in a range of $640 million to $659 million compared with the previous range of $667 million to $701 million. As previously noted, the Company is not changing its guidance for MHS revenues for fiscal 2007. While the Company expects to sign international business in fiscal 2007, the Company’s guidance does not include any revenues or implementation and operating expenses from international contracts at this time.

COMPARISON OF COMPONENTS OF REVENUE FOR
FISCAL 2007 (GUIDANCE) AND FISCAL 2006
(In millions)

	Fiscal 2007		%
	(Guidance)	Fiscal 2006	Change

Core commercial	$618 - 630	$401	54% - 57%
MHS	22 - 29	11	100%-164%
International	—	—

Total Company	$640 - 659	$412	55% - 60%

          The Company today reaffirmed its guidance for net income per diluted share for fiscal 2007 in a range of $1.44 to $1.61. Notwithstanding the reduction in anticipated revenues for the core commercial business for fiscal 2007 and increased costs related to the implementation of the backlog in the second half of the fiscal year, Healthways expects fiscal 2007 core commercial net income per diluted share consistent with original guidance of $1.68 to $1.74 because of a stronger operating performance than previously assumed for the first half of the fiscal year. The Company’s earnings guidance for fiscal 2007 includes net costs in a range of $0.03 to $0.14 per diluted share from the MHS pilots. This guidance also includes anticipated costs of $0.10 per diluted share attributable to international initiatives and does not include any revenues or implementation and operating expenses from international contracts.

COMPARISON OF COMPONENTS OF EARNINGS PER DILUTED SHARE FOR
FISCAL 2007 (GUIDANCE) AND FISCAL 2006
See pages 10 and 11 for a reconciliation of GAAP and non-GAAP results

	Fiscal 2007		%
	(Guidance)	Fiscal 2006	Change

Core commercial	$1.68 - 1.74	$1.29	30% - 35%
MHS	(0.14) - (0.03)	(0.21)
International	(0.10)	(0.06)

Earnings per diluted share, GAAP basis	$1.44 - 1.61	$1.02	41% - 58%

The Company also established its guidance for net income per diluted share for the third quarter of fiscal 2007, which reflects increased costs associated with implementing the core commercial backlog. This guidance is in a range of $0.29 to $0.30 per diluted share and includes (i) net costs per diluted share of $0.10 related to the MHS pilots; and (ii) costs of $0.03 per diluted share related to anticipated international initiatives. The Company’s core commercial business is expected to produce net income per diluted share in a range of $0.42 to $0.43 for the third quarter of fiscal 2007.

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COMPARISON OF COMPONENTS OF EARNINGS PER DILUTED SHARE FOR
THIRD-QUARTER FISCAL 2007 (GUIDANCE) AND THIRD-QUARTER FISCAL 2006
See pages 10 and 11 for a reconciliation of GAAP and non-GAAP results

	Third Quarter
	Fiscal 2007	Third Quarter	%
	(Guidance)	Fiscal 2006	Change

Core commercial	$0.42 - 0.43	$0.30	40% - 43%
MHS	(0.10)	(0.03)
International	(0.03)	(0.02)

Earnings per diluted share, GAAP basis	$0.29 - 0.30	$0.26 (1)	12% - 15%

(1)	Figures may not add due to rounding.

Summary

Leedle concluded, “The strong contracting momentum evident in our results thus far for fiscal 2007 validates our multi-year investment in developing the service continuum, the technology infrastructure and the managerial and financial resources to move beyond chronic disease management and toward comprehensive, personalized WholeHealth solutions for entire populations. Through this strategy, we have also developed a substantial pipeline of additional potential contracts in our core commercial business, credible initiatives to expand into major new markets nearing critical mass and continuing tangible progress toward development of our full vision for completely integrated WholeHealth solutions. As a result, we are confident that we remain at a very early stage in the growth of a world-wide opportunity. Because of our ongoing role in pioneering this opportunity, which has been supported by a business model with a long record of financial success, we are also confident that Healthways is strongly positioned to leverage this opportunity into significant long-term profitable growth and increased shareholder value.”

Conference Call

Healthways will hold a conference call to discuss this release today at 5:00 p.m. Eastern time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.healthways.com and clicking Investor Relations, or by going to www.earnings.com, at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a telephonic replay will be available for one week at 719/457-0820, code 3267460, and the replay will also be available on the Company’s Web site for the next 12 months. Any material information disclosed on the quarterly conference call that has not been previously disclosed publicly will be available on the Company’s website at www.healthways.com.

Safe Harbor Provisions

This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the Company, including, without limitation, all statements regarding the Company’s future earnings and results of operations. In order for the Company to utilize the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, investors are hereby cautioned that the following important factors, among others, may affect these forward-looking statements. Consequently, actual operations and results may differ materially from those expressed in these forward-looking statements. The

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important factors include but are not limited to: the Company’s ability to agree with CMS to make certain modifications to the Cooperative Agreement at a time and on terms acceptable to the Company; the timing and costs of implementation, and the effect, of regulations and interpretations relating to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003; the Company’s ability to accurately forecast performance and the timing of revenue recognition under the terms of its health plan contracts and/or its Cooperative Agreement with CMS ahead of data collection and reconciliation in order to provide forward-looking guidance; the Company’s ability to anticipate the rate of market acceptance of Health and Care Support solutions and the individual market dynamics in potential international markets and the ability of the Company to accurately forecast the costs necessary to implement the Company’s strategy of establishing a presence in these markets; the Company’s ability to sign and implement new contracts for Health and Care Support services; the Company’s ability to effect cost savings and clinical outcomes improvements under Health and Care Support contracts and reach mutual agreement with customers and/or CMS with respect to cost savings, or to effect such savings and improvements within the time frames contemplated by the Company; the ability of the Company’s customers and/or CMS to provide timely and accurate data that is essential to the operation and measurement of the Company’s performance under the terms of its health plan contracts; the Company’s ability to favorably resolve contract billing and interpretation issues with its customers; increased leverage incurred in conjunction with the acquisition of Axia and our ability to service our debt and make principal and interest payments as those payments become due; the Company’s ability to integrate the operations of Axia and other acquired businesses or technologies into the Company’s business and to achieve the results provided in our guidance with respect to Axia; the Company’s ability to renew and/or maintain contracts with its customers under existing terms or restructure these contracts on terms that would not have a material negative impact on the Company’s results of operations; unusual and unforeseen patterns of healthcare utilization by individuals with diabetes, cardiac, respiratory and/or other diseases or conditions for which the Company provides services; and other risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2006 and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements.

About Healthways

Healthways is the leading provider of specialized, comprehensive Health and Care SupportSM solutions to help millions of people maintain or improve their health and, as a result, reduce overall healthcare costs. Healthways’ programs are designed to help healthy individuals stay healthy, mitigate and slow the progression of disease associated with family or lifestyle risk factors and promote the best possible health for those already affected by disease. Our proven, evidence-based programs provide highly specific and personalized interventions for each individual in a population, irrespective of age or health status, and are delivered to consumers by phone, mail, internet and face-to-face interactions, both domestically and internationally. Healthways also provides a national, fully accredited complementary and alternative Health Provider Network, offering convenient access to individuals who seek health services outside of, and in conjunction with, the traditional healthcare system. For more information, please visit www.healthways.com.

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HEALTHWAYS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	February 28,		February 28,
	2007	2006	2007	2006

Revenues	$160,281	$100,021	$277,336	$190,612
Cost of services (exclusive of depreciation and amortization of $7,458, $4,815, $13,093, and $9,245, respectively, included below)	105,939	70,859	183,488	134,703
Selling, general & administrative expenses	19,557	10,919	32,140	21,042
Depreciation and amortization	10,268	5,825	17,085	11,488

Operating income	24,517	12,418	44,623	23,379
Interest expense	6,251	257	6,547	512

Income before income taxes	18,266	12,161	38,076	22,867
Income tax expense	7,242	4,828	15,218	9,078

Net income	$11,024	$7,333	$22,858	$13,789

Earnings per share:
Basic	$0.32	$0.21	$0.66	$0.40

Diluted	$0.30	$0.20	$0.62	$0.38

Weighted average common shares
and equivalents:
Basic	34,958	34,321	34,792	34,140
Diluted	36,935	36,300	36,763	36,136

See accompanying notes to the consolidated financial statements.

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Healthways, Inc.

Statistical Information

(In thousands)

(Unaudited)

	February 28,	February 28,
	2007	2006
Operating Statistics
Available Lives	184,800	49,400
Billed Lives	26,400	2,027
Annualized revenue in backlog	$8,383	$5,215

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Healthways, Inc.

Reconciliations of Non-GAAP Measures to GAAP Measures

(Unaudited)

Reconciliation of Core Commercial Diluted Earnings Per Share (EPS) to Diluted EPS, GAAP Basis

	Three Months	Six Months	Three Months	Six Months
	Ended	Ended	Ended	Ended
	February 28, 2007	February 28, 2007	February 28, 2006	February 28, 2006
Core commercial EPS (1)	$0.46	$0.89	$0.28	$0.54
Less: EPS attributable to MHS pilots (2)	(0.14)	(0.23)	(0.07)	(0.13)
Less: EPS attributable to international initiatives (3)	(0.02)	(0.04)	(0.02)	(0.03)
EPS, GAAP basis (4)	$0.30	$0.62	$0.20	$0.38

	Twelve Months	Three Months
	Ended	Ended
(Continued)	August 31, 2006	May 31, 2006
Core commercial EPS (1)	$1.29	$0.30
Less: EPS attributable to MHS pilots (2)	(0.21)	(0.03)
Less: EPS attributable to international initiatives (3)	(0.06)	(0.02)
EPS, GAAP basis (4)	$1.02	$0.26

(1) Core commercial EPS is a non-GAAP financial measure. The Company excludes EPS attributable to MHS pilots and international initiatives from this measure and relies on core commercial EPS because of its comparability to the Company’s historical operating results and EPS guidance. The Company believes it is useful to investors to provide disclosures of its operating results and guidance on the same basis as that used by management. You should not consider core commercial EPS in isolation or as a substitute for EPS determined in accordance with accounting principles generally accepted in the United States.

(2) EPS attributable to MHS pilots includes revenues and costs associated with the preparation and operation of the MHS pilots in Maryland and the District of Columbia and in Georgia.

(3) EPS attributable to international initiatives includes costs to implement the Company’s strategy of establishing a presence in international markets.

(4) Figures may not add due to rounding.

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Reconciliation of Core Commercial Diluted EPS Guidance to Diluted EPS Guidance, GAAP Basis

	Three Months Ending	Twelve Months Ending
	May 31, 2007	August 31, 2007
Core commercial EPS guidance (5)	$0.42 – 0.43	$1.68 - 1.74
Less: EPS guidance attributable to MHS pilots (6)	(0.10)	(0.14 – 0.03)
Less: EPS guidance attributable to international initiatives (7)	(0.03)	(0.10)
EPS guidance, GAAP basis	$0.29 - 0.30	$1.44 - 1.61

(5) Core commercial EPS guidance is a non-GAAP financial measure. The Company excludes EPS attributable to MHS pilots and international initiatives from this measure and relies on core commercial EPS guidance because of its comparability to the Company’s historical operating results. The Company believes it is useful to investors to provide disclosures of its operating results and guidance on the same basis as that used by management. You should not consider core commercial EPS guidance in isolation or as a substitute for EPS guidance determined in accordance with accounting principles generally accepted in the United States.

(6) EPS guidance attributable to MHS pilots includes revenues and costs associated with the operation of the MHS pilots in Maryland and the District of Columbia and in Georgia.

(7) EPS guidance attributable to international initiatives includes anticipated costs to implement the Company’s strategy of establishing a presence in international markets.

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HEALTHWAYS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	February 28,	August 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$52,377	$154,792
Accounts receivable, net	92,234	52,978
Prepaid expenses and other current assets	13,787	9,397
Income taxes receivable	915	—
Deferred tax asset	7,047	3,726

Total current assets	166,360	220,893

Property and equipment
Leasehold improvements	19,076	16,009
Computer equipment and related software	86,100	75,524
Furniture and office equipment	20,565	18,542
	125,741	110,075
Less accumulated depreciation	(75,430)	(63,525)
Net property and equipment	50,311	46,550

Long-term deferred tax asset	—	2,557
Other assets	6,202	4,052
Intangible assets, net	104,417	12,199
Goodwill, net	472,449	96,135

Total assets	$799,739	$382,386

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$16,582	$9,221
Accrued salaries and benefits	22,968	36,007
Accrued liabilities	23,513	5,748
Contract billings in excess of earned revenue	53,487	35,013
Income taxes payable	—	7,906
Current portion of long-term debt	2,189	180
Current portion of long-term liabilities	2,700	2,349

Total current liabilities	121,439	96,424

Long-term debt	328,169	236
Long-term deferred tax liability	20,712	—

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Other long-term liabilities	11,478	10,853

Stockholders' equity
Preferred stock
$.001 par value, 5,000,000 shares authorized,
none outstanding	—	—
Common stock
$.001 par value, 75,000,000 shares authorized,
35,040,414 and 34,597,748 shares outstanding	35	35
Additional paid-in capital	160,431	140,200
Retained earnings	157,480	134,622
Accumulated other comprehensive income (loss)	(5)	16

Total stockholders' equity	317,941	274,873

Total liabilities and stockholders' equity	$799,739	$382,386

See accompanying notes to the consolidated financial statements.

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HEALTHWAYS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six Months Ended
	February 28,
	2007	2006
Cash flows from operating activities:
Net income	$22,858	$13,789
Adjustments to reconcile net income to net cash provided by
operating activities, net of business acquisitions:
Depreciation and amortization	17,085	11,488
Amortization of deferred loan costs	405	237
Share-based employee compensation expense	8,204	6,557
Excess tax benefits from share-based payment arrangements	(4,117)	(8,935)
Increase in accounts receivable, net	(15,653)	(7,797)
Increase in other current assets	(85)	(3,372)
(Decrease) increase in accounts payable	(1,156)	836
(Decrease) increase in accrued salaries and benefits	(17,414)	1,581
Increase in other current liabilities	17,617	22,269
Deferred income taxes	(5,708)	(5,762)
Other	1,990	2,051
Decrease in other assets	1,768	206
Payments on other long-term liabilities	(1,154)	(1,221)
Net cash flows provided by operating activities	24,640	31,927

Cash flows from investing activities:
Acquisition of property and equipment	(7,620)	(10,108)
Business acquisitions, net of cash acquired	(456,725)	(70)
Other, net	(13)	—
Net cash flows used in investing activities	(464,358)	(10,178)

Cash flows from financing activities:
Decrease in restricted cash	—	3,811
Proceeds from issuance of long-term debt	350,000	—
Deferred loan costs	(4,357)	(581)
Proceeds from sale of unregistered common stock	5,000	—
Excess tax benefits from share-based payment arrangements	4,117	8,935
Payments of long-term debt	(20,089)	(79)
Exercise of stock options	2,632	4,479
Net cash flows provided by financing activities	337,303	16,565

Net (decrease) increase in cash and cash equivalents	(102,415)	38,314

Cash and cash equivalents, beginning of period	154,792	63,467

Cash and cash equivalents, end of period	$52,377	$101,781

See accompanying notes to the consolidated financial statements.

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